Form 10-K, Exhibit 13
period 1995-12-31
SECURITY CHICAGO CORP
filed 1996-04-01
CIK 723926

                                 FINANCIAL HIGHLIGHTS
                               YEARS ENDED DECEMBER 31
                    (Dollars in thousands, except per share data)



                                           1995            1994            1993             1992          1991
                                           ----            ----            ----             ----          ----
SELECTED OPERATING DATA

  Net interest income                 $   2,655       $   2,445       $   2,601        $   2,905      $   2,892
  Provision for loan losses                   -               2              39               48             41
  Other operating income                    840           2,513           1,238            1,393            897
  Cumulative effect of a change
    in accounting principle                   -               -            (187)               -              -
  Extraordinary item                          -               -               -                -             46
  Net income                                713           1,440             396              906            606

PER SHARE INFORMATION

  Income before cumulative
    effect of a change in accounting
    principle and extraordinary item  $    3.41           $6.65       $    2.70        $    4.18      $    2.53
  Cumulative effect of a change
    in accounting principle                   -               -            (.87)               -              -
  Extraordinary item                          -               -               -                -            .21
  Net income                               3.41            6.65            1.83             4.18           2.74
  Cash dividends declared                   .95             .90             .80              .80            .80

  Average shares outstanding            209,244         216,397         216,397          216,788        221,170

Return on average assets (1)               1.04%           2.01%            .53%            1.24%           .86%
Return on average common equity (1)        8.55           19.00            5.77            14.00          10.19

SELECTED FINANCIAL CONDITION DATA

  Average balances for the period:
    Total assets                      $  68,191      $   71,436      $   74,558       $   73,021     $   70,286
    Net loans                            28,172          29,666          34,678           35,741         38,309
    Total securities                     25,676          27,651          23,831           20,621         17,732
    Total deposits                       58,126          61,874          65,721           65,013         62,985
    Notes payable and other
      borrowings                            600             707             700              441            125
    Total stockholders' equity (1)        8,342           7,510           6,863            6,475          5,942

Book value per common share (2) (3)   $   40.53      $    36.94      $    32.84       $    31.68     $    28.23

BANK REGULATORY CAPITAL RATIOS (3)
  Risk-based total capital                22.34%          22.24%          18.96%           17.42%         15.28%
  Risk-based tier 1 capital               21.15           21.00           17.80            16.31          14.19
  Tier 1 leveraged capital                 9.10            8.71            8.01             7.94           7.49


    (1): Computations exclude impact of net unrealized gain (loss) on securities available-for-sale.

    (2): Stockholders' equity used in 1995, 1994 and 1993 computations include impact of net unrealized gain (loss) on securities available-for-sale.

    (3): As of December 31.



                                                                              1.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FINANCIAL REVIEW

This discussion provides information regarding changes in Security Chicago Corp.'s financial condition and results of operations during 1995 and for previous years which may not be apparent from the attached consolidated financial statements. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto included in this Annual Report.

INTRODUCTION

Security Chicago Corp. (Corporation) is a one-bank holding company engaged in the business of providing banking services through its wholly-owned subsidiary, First Security Bank of Chicago (Bank). The Bank is organized under the laws of the State of Illinois and its deposits are insured pursuant to the Federal Deposit Insurance Act. The Corporation and the Bank are subject to regulation by numerous agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (FDIC), and the Illinois Commissioner of Banks and Trust Companies. Among other things, these agencies limit the activities in which the Corporation and the Bank may engage, the investments and loans which the Bank funds, and the reserves against deposits which the Bank must maintain.

A complete range of banking services is offered to individuals and small and medium-sized businesses. Such services include a wide array of checking, savings and time deposit products, business and commercial loans, personal loans, home and condominium mortgage loans, cooperative apartment loans, and other consumer-oriented financial services products.

The Corporation also owns 144,623 shares (less than 1%) of the outstanding common shares of AMCORE Financial, Inc. (AMCORE), a $2 billion multi-bank holding company located in northern Illinois. The Corporation acquired its common stock interest in AMCORE during 1994 as part of an exchange of stock in which the Corporation surrendered its common stock holding in First State Bancorp of Princeton, Illinois, Inc. (Princeton) pursuant to a merger agreement negotiated directly between AMCORE and Princeton.

OVERVIEW

In 1995, the Corporation reported net income of $713,000, or $3.41 per share, compared with $1,440,000, or $6.65 per share, in 1994 and $396,000, or $1.83 per share, in 1993. As more fully explained in the "Results of Operations" section of this discussion, the decrease in net income in 1995 is primarily attributable to a $1.5 million pretax gain in 1994 resulting from the Princeton-AMCORE exchange of common stock. This gain in 1994, combined with the unfavorable impact recorded in 1993 of the cumulative effect for years prior to 1993 of a change in the Corporation's method of accounting for income taxes, resulted in the substantial increase in net income from 1993 to 1994.


                                                                              2.

Stockholders' equity grew to $8.5 million at December 31, 1995 compared to $8.0 million at December 31, 1994. The Corporation's principal source of capital is earnings retained as equity. The increase in capital for 1995 was a result of earnings of $713,000 and unrealized gains, net of tax, on securities available-for-sale of $235,000, partially offset by dividends of $198,000 and the purchase of treasury stock of $283,000. For 1994, $1,245,000, or 86.5%, of net income was retained and added to the capital of the Corporation as compared to $223,000 (56.3%) for 1993.

RESULTS OF OPERATIONS

Consolidated net income of the Corporation for the year ended December 31, 1995 totaled $713,000, or $3.41 per share, a 49% decrease compared to $1,440,000, or $6.65 per share, for the year ended December 31, 1994. Net income for the year ended December 31, 1994 increased 263% over net income of $396,000, or $1.83 per share, in 1993. The primary factors that led to the $727,000 (50%) decrease in 1995 net income were the gain on exchange of common stock of $1.5 million during the third quarter of 1994, partly offset in 1995 by improvements in net interest income and deposit fee income and reductions in operating expense levels. These improvements in 1995 were somewhat offset by elimination of equity earnings from an unconsolidated non-affiliate, as discussed in Note 2 to the accompanying consolidated financial statements. Earnings per share for the year ended December 31, 1995 were significantly lower than for the year ended December 31, 1994 as a result of the gain on the exchange of stock discussed above.
Excluding this gain, net of taxes, earnings per share related to operations for 1994 would be $2.03 compared to $3.41 in 1995. These factors are discussed more fully below.

Interest income is the primary source of revenue for the Corporation. It comprised 83.7% of total revenues in 1995, 60.8% in 1994 and 77.2% in 1993.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Net Interest Income

Net interest income is the difference between interest income earned on average interest-earning assets, such as loans and investments, and interest expense on average interest-bearing liabilities, such as deposits and notes payable. In the following table, interest income on tax-exempt securities and loans has been adjusted to be fully taxable equivalent so as to be comparable with rates earned and paid elsewhere. In addition, rates earned on securities are calculated based upon the average amortized cost of the related securities.

Several factors affect net interest income. The most prominent factor the past year was the increase in the prime lending rate compared to 1994. The weighted average prime lending rate in 1995 was 8.83%, as compared to 7.15% in 1994, an increase of 168 basis points. The prime lending rate peaked at 9.00% during the first six months of 1995 and during the second half of 1995 began to decline, ending the year at 8.50%. Along with earning assets remaining relatively stable and interest-bearing liabilities decreasing, the increasing interest rates resulted in an increased net interest margin. Another important factor is the average earning asset ratio, which is the percentage of average assets that earn interest income to total average assets. For the Corporation, this ratio exceeded 89% for all periods shown.

As Table 1 indicates, the Corporation's tax equivalent net interest income rose in 1995. The tax equivalent net interest income rose 11.66% in 1995, compared to an 11.32% decrease last year.


                                                                             3.

The significant reason for the 1995 improvement was an increase in interest rates, which was partially offset by a decrease in change due to volume, as discussed on page 6.

Interest rates, which stabilized in 1993, rose significantly in 1994 and peaked in 1995. The Corporation's average deposit and other borrowing rates have risen from 2.99% in 1993 to 3.52% in 1995, an increase of 53 basis points. The rates earned on average earning assets during this period only increased by 11 basis points. As interest rates increased in 1994, the Corporation, along with other competing financial institutions in the market, were slow to increase deposit rates. During 1995, in order to meet competitive pressures and maintain interest-bearing liability levels, the Corporation increased its deposit rates at a faster pace than it could increase rates on interest-earning assets.

The Corporation also has more interest-bearing liabilities repricing within one year than assets repricing. Therefore, on a forward looking basis, the Company is "liability sensitive" out to at least one year. This means that in a decreasing rate environment, interest-bearing deposits and other liabilities will reprice downward faster than interest-earning assets. It is expected that in 1996, interest rates in general will decline and deposit rates will decrease at a greater rate than rates on interest-earning assets.

Table 1 below shows a comparison of net interest income and average volumes, together with effective yields earned and rates paid on such funds. The results shown reflect the excess of interest earned on assets over the interest paid for funds.



                                                                              4.



                                                                 TABLE 1
                                       ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT YIELDS AND RATES
                                          For the Years Ended December 31, 1995, 1994 and 1993

                                   -----------1 9 9 5----------   -----------1 9 9 4 -----------   -----------1 9 9 3 -----------
                                              -------                        -------                          -------
                                   Average              Average   Average                Average   Average                Average
ASSETS                             Balance   Interest    Rate     Balance    Interest      RATE    BALANCE    INTEREST    RATE
- ------                             -------   --------    ----     -------    --------      ----    -------    --------     ----
Securities (2) (5)               $ 25,893   $ 1,580      6.10%  $ 27,651     $ 1,393      5.04%  $ 23,831     $ 1,465      6.15%
Federal funds sold                  8,253       481      5.83      6,685         277      4.14      7,699         230      2.99
Loans (1) (3)                      28,711     2,531      8.82     30,039       2,410      8.02     35,054       2,877      8.21
                                 --------   -------             --------     -------             --------     -------

    Interest earning assets        62,857     4,592      7.31     64,375       4,080      6.34     66,584       4,572      6.87

Non-interest earning assets(6)      5,334                          7,434                            8,350
                                 --------                       --------                         --------
    Average assets (4)           $ 68,191                       $ 71,436                         $ 74,558
                                 --------                       --------                         --------
                                 --------                       --------                         --------

LIABILITIES AND
  STOCKHOLDERS' EQUITY
- ----------------------
Deposits                         $ 46,285     1,598      3.45%  $ 49,933       1,397      2.80%  $ 52,867       1,560      2.95%
Note payable                          600        54      9.00        707          50      7.07        700          43      6.14
                                 --------   -------             --------     -------             --------     -------
    Interest bearing
      liabilities                  46,885     1,652      3.52     50,640       1,447      2.86     53,567       1,603      2.99
                                            -------                          -------                          -------
    Net interest income                     $ 2,940                          $ 2,633                          $ 2,969
                                            -------                          -------                          -------
                                            -------                          -------                          -------

    Net yield on interest
      earning assets                                     4.68%                            4.09%                            4.46%
    Interest bearing liabilities
      to earning assets ratio                           74.59%                           78.66%                           80.45%

Non-interest bearing
  liabilities                      12,964                         13,286                           14,128

Stockholders' equity                8,342                          7,510                            6,863
                                  -------                       --------                         --------
    Average liabilities and
      stockholders' equity       $ 68,191                       $ 71,436                         $ 74,558
                                  -------                       --------                         --------
                                  -------                       --------                         --------



(1) Interest income on loans includes loan origination and other fees of $93 for 1995, $95 for 1994 and $150 for 1993.
(2) Securities income is reflected on a fully tax equivalent basis utilizing a 34% rate for municipal securities and a 70% rate for dividends received.
(3) Non-accrual loans are included in average loans.
(4) Average balances are derived from the average daily balances.
(5) The 1995 and 1994 rate information was calculated based upon average amortized costs for securities.
(6) The 1995 average balance information includes an average valuation allowance for taxable securities of $(217).




                                                                             5.

The components of the changes in net interest income are shown in Table 2. Table 2 allocates changes in net interest income between amounts attributed to changes in rate and changes in volume for the various categories of interest-earning assets and interest-bearing liabilities.

                                       TABLE 2
                  ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE


                                       1995 - 1994                            1994 - 1993
                               -----INCREASE (DECREASE)-----         ----INCREASE (DECREASE)-----
                                          Change      Change                    Change     Change
                                Total     Due to      Due to          Total     Due to     Due to
INTEREST INCOME                Change     Volume       Rate           Change    Volume      Rate
- ---------------                ------     ------       ----           ------    ------      ----
Securities                    $  187     $  (93)     $  280          $  (72)   $  215     $ (287)
Federal funds sold               204         75         129              47       (33)        80
Loans                            121       (110)        231            (467)     (404)       (63)
                               -----     ------      ------          ------    ------     ------
    Total interest income        512       (128)        640            (492)     (222)      (270)
                               -----     ------      ------          ------    ------     ------
INTEREST EXPENSE
- ----------------
Deposits                         201       (108)        309            (163)      (84)       (79)
Note payable                       4         (8)         12               7         -          7
                               -----     ------      ------          ------    ------     ------
    Total interest expense       205       (116)        321            (156)      (84)       (72)
                               -----     ------      ------          ------    ------     ------
    Net interest
      earnings                $  307     $  (12)     $  319          $ (336)   $ (138)    $ (198)
                               -----     ------      ------          ------    ------     ------
                               -----     ------      ------          ------    ------     ------



Provision for Loan Losses

Credit quality and collection experience continued to be good in 1995, resulting in no provision for loan losses during the year compared to a modest $2,000 provision for loan losses in 1994. See additional discussion under "Financial Condition" below.

Noninterest Income

As discussed in note 2 to the accompanying consolidated financial statements, in August 1994 the Corporation received shares in AMCORE in exchange for previously owned shares of Princeton pursuant to a merger of these entities, and recorded a gain of $1.5 million. In 1995, the Corporation received $103,000 in dividend income from its AMCORE investment. This is included in interest and dividend income in the December 31, 1995 consolidated income statement. In 1994, the Corporation recognized $127,000 of income on its investment in Princeton as equity income in an unconsolidated non-affiliate and $58,000 of dividend income from its AMCORE investment. The equity income from Princeton is included in other income in the consolidated income statement and the dividend income from AMCORE is included in interest and dividend income.


                                                                             6.

Excluding the dividend income of $103,000 and $58,000 for December 31, 1995 and 1994, respectively, net interest income totaled $2,552,000 and $2,387,000, respectively, an increase of $165,000. Interest income increased $370,000 over 1994, mainly due to a $121,000 increase in loan income as a result of increased rates over the prior year, and a $205,000 increase in interest income on federal funds sold, also a result of increased rates as well as increased average balances during the year. This increase in interest income is partially offset by an increase of $205,000 in interest expense which is primarily due to increased market interest rates.

Exclusive of the equity income in an unconsolidated non-affiliate and the gain on exchange of common stock, total other income decreased by $36,000 in 1995 as compared to 1994. Service fee income improved to $712,000 for 1995 versus $662,000 for 1994. This increase was principally a result of higher fees associated with commercial and retail demand deposit products. This increase was more than offset by a $60,000 decrease in other income. The decrease in other income resulted from decreased commissions on mortgage originations and sales, as well as the Bank's discontinuance of the investment brokerage function in January 1995.

The Company sold 50,000 shares of AMCORE stock in 1995 for a loss of $22,000. There were no security sales in 1994.

Noninterest Expenses

Operating expenses in 1995 decreased by $217,000 as compared to 1994, primarily as a result of decreased professional fees of $77,000, FDIC assessments of $72,000 and miscellaneous other expenses of $53,000. The decrease in professional fees was a result of discontinuing the use of an outside consultant who prepared various financial documents. The decrease in other miscellaneous expenses was primarily due to decreased insurance premiums in 1995 of $5,000 and a $12,500 legal settlement in 1994, which offset other expenses.

The cost of insurance premiums assessed by the FDIC was $74,000 in 1995, compared to $145,000 in 1994. The FDIC Bank Insurance Fund (BIF) reached its congressionally mandated level during the second quarter of 1995. In September, new assessment rates were retroactively put into effect as of June 1, 1995. As a result, all BIF insured institutions received refunds representing the difference between the old and new rates plus interest. On September 15, 1995, the Bank received a refund of approximately $35,000. The Bank continues to pay the lowest assessment rate, reduced to .04% of average deposits as of June 1, 1995, and to zero as of January 1, 1996, from the previous level of .23% of average deposits. The lowest assessment rate is applied to well capitalized institutions in the supervisory group representing the least risk.

Provision for Income Taxes

The provision for income taxes in 1995 and 1994 was $265,000 and $780,000, respectively. The primary reason for the decrease of $515,000 was the tax effect of the $1.5 million gain on the AMCORE transaction included in 1994 income taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

Net income in 1994 increased substantially over 1993 principally as a result of the AMCORE transaction and the negative impact of a cumulative effect adjustment recorded in 1993


                                                                             7.

resulting from a change in the Corporation's method of accounting for income taxes beginning January 1, 1993. Other matters impacting 1994 net income included a decrease in the Corporation's net interest margin and other income (exclusive of the AMCORE transaction gain and equity income in the Princeton investment), which were substantially offset by favorable reductions in operating expenses.

Net Interest Income

The Corporation's 1994 net interest income decreased by $156,000 compared to 1993. The majority of this decrease was attributable to a shift in the mix of the Corporation's earning assets. More specifically, as loans were repaid during the year the proceeds were generally reinvested in securities which, because of their liquidity and sound credit quality, tend to have yields lower than loans. The favorable impact of a modest decrease in the rate paid on interest-bearing deposits only partially offset the impact of the change in the mix of earning assets. The interest rate spread on earning assets decreased to 3.48% in 1994 compared to 3.87% in 1993.

Provision for Loan Losses

The provision for loan losses was $2,000 in 1994, compared to $39,000 in 1993. This favorable change of $37,000 resulted from improved collection activities coupled with improving economic conditions in the Corporation's market area.

Noninterest Income

Other income increased by $1,275,000 in 1994. As previously discussed, in 1994 the Corporation recorded a $1,510,000 gain on the AMCORE transaction. This gain was partially offset by the $149,000 decrease in 1994 in the Corporation's pro-rata share of the earnings of Princeton, which was attributable to the shorter holding period in 1994 (January 1 through August 1, 1994) as compared to the full year in 1993. In addition, securities gains of $131,000 were realized in 1993 while no securities were sold in 1994.

Noninterest Expenses

Total operating expense decreased $296,000 (9.8%) in 1994 due to concentrated efforts in expense control during 1994 and the elimination of certain nonrecurring operating expenses incurred in 1993. Reductions in personnel related costs accounted for $120,000 of this decrease as the Corporation was able to reduce the number of its full time equivalent employees to 34 at December 31, 1994 as compared to 40.5 at year end 1993.

Provision for Income Taxes

Effective January 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", and recorded a charge to 1993 income of $187,000, which represented a $0.87 reduction in earnings per share.

FINANCIAL CONDITION

Consolidated total assets increased from $68 million at December 31, 1994 to $72 million at December 31, 1995, an increase of 5.5%. Most of the increase in assets was in federal funds sold as a result of increased funds available from deposit growth. Deposits increased by $4.2


                                                                              8.

million, or 7.1%, primarily in certificates of deposit, as a result of increased market rates paid on certificates during the year. Federal funds sold also increased as a result of a decrease in loans and securities.

Available-for-sale securities decreased due to maturities of $2 million and sales of $1 million. Securities held-to-maturity decreased by $7.5 million primarily as a result of maturities of $13 million net of purchases of $5.9 million. Net loans also decreased by $2.7 million, or 9.3%, primarily due to borrowers refinancing at other institutions to obtain 15 and 30 year fixed rate loans, which are not currently offered by the Bank. Cash and cash equivalents amounted to $23.8 million at December 31, 1995, which is a strong level of liquidity. The high liquidity was maintained at year end partially in order to finance the purchase of a new building for the Corporation's main operations and for future loan demand.

Net loans decreased by $2.7 million, or 9.3%, from $28.9 million at December 31, 1994 to $26.2 million at December 31, 1995. Approximately $2 million of the decrease was in the real estate and cooperative mortgage loans, which is discussed in more detail below. Another $.7 million decrease was in the commercial loan portfolio.

At December 31, 1994, the Corporation's total loan portfolio aggregated $29.3 million, a decrease of approximately $1.9 million over the year end 1993 total. Approximately one-third of this decrease in the total portfolio was in the commercial and industrial portfolio which decreased during 1994 by $552,000. The decrease in the commercial and industrial portfolio during 1995 and 1994 resulted principally from borrowers refinancing their loans at other institutions.

Real estate loans approximated 78% of total loans at December 31, 1995, compared to 77% at both December 31, 1994 and 1993. Real estate loans decreased by $2 million during 1995 from $22.8 million to $20.8 million, a decrease of 8.8%, as compared to a decrease of $1.3 million or 5.4% during 1994. During both years, the Corporation experienced aggressive mortgage loan competition in its market area. While many of its competitors were offering fixed rate mortgage products during this period, the Corporation maintained its strategy of concentrating its real estate loan portfolio in variable rate products.

The objectives regarding the securities portfolio are to provide the Corporation with a source of liquidity and earnings. As of December 31, 1993, the Corporation implemented SFAS 115. Under this standard, securities available-for-sale are carried at fair value, with related unrealized gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital.

At December 31, 1995, the securities portfolio totaled $17.4 million as compared to $27.6 million at December 31, 1994. The decrease is primarily a result of maturities of $15 million and sales of $1 million exceeding purchases of $5.9 million. The proceeds from maturities of securities were invested in federal funds sold to maintain liquidity.

Securities held-to-maturity decreased by $7.5 million during 1995, as a result of maturities that exceeded purchases, as compared to an increase in held-to-maturity securities of $4.9 million during 1994. The primary reason for the increase in 1994 was a result of maturities of $6 million of securities available-for-sale which proceeds were reinvested in securities held-to-maturity.


                                                                             9.

Securities available-for-sale decreased by $2.7 million during 1995. At December 31, 1995, securities available-for-sale consisted entirely of the 154,623 shares of AMCORE stock. As noted above, in 1995 the Corporation sold 50,000 shares of AMCORE stock for $1,015,000 and recorded a loss of $22,000. In addition, the Company paid $275,000 in taxes on the sale of the stock as a result of the book basis of the AMCORE stock exceeding the tax basis of the Princeton stock at the time of the exchange. Securities designated as available-for-sale at December 31, 1994 aggregated $5.5 million compared to $8.0 million at December 31, 1993. During 1994 there were no sales of securities; however, maturities amounted to $6 million.

As of December 31, 1995, the Corporation held structured notes, which were in the held-to-maturity category, carried at $1,999,000. These securities were issued by the Federal Home Loan Bank and Student Loan Marketing Association. These obligations offer the investor periodic coupon increases over a given time horizon, and are generally subject to call after the first coupon readjustment date.

Funding for the Corporation's assets comes primarily from deposits. At December 31, 1995, deposits totaled $62.6 million, an increase of $4.2 million or 7.1%. Noninterest-bearing deposits decreased slightly by $600,000 and interest-bearing deposits increased by $4.8 million. The increase was primarily a result of increased market rates resulting in customers investing in certificates of deposit. In addition, deposits from state and political agencies increased by $3.2 million as a result of the Bank paying higher rates on these deposits.

At December 31, 1994, total deposits decreased by $6.7 million from 1993 year-end levels. The mix of deposits at year-end 1994 saw an increase in non-interest-bearing deposits of $2.0 million, with a decrease in interest-bearing deposits of $8.7 million. While certificate of deposit volumes were substantially unchanged from 1993 to 1994, NOW, money market and regular savings accounts all experienced declines as depositors sought higher yielding alternatives. Deposits from state and political agencies were not retained as the Corporation chose not to pay the rates demanded by such agencies.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The effective management of liquidity and interest rate sensitivity is necessary so that the Corporation can meet all financial obligations when they come due and minimizes the effect of changes in the general level of interest rates on the earnings of the Corporation. The Corporation's liquidity and interest rate sensitivity are administered through a formal committee of executive management and directors. The committee analyzes the level of liquidity and interest rate sensitivity and determines appropriate actions to ensure continued strength in each area.

While the Corporation's primary source of liquidity is its ability to attract deposits, it derives liquidity from an assortment of assets and liabilities.
The Corporation's balance sheet includes a significant concentration of money market assets consisting of securities available-for-sale and federal funds sold. These holdings can be liquidated quickly or used as collateral to support borrowings should the need arise.

As of December 31, 1995, the Corporation held $38.6 million of interest-earning assets and $47.6 million of interest-bearing liabilities that will re-price throughout 1996. As of December 31, 1995, the interest sensitive asset/liability ratio totaled .81 for the one-year time horizon. As previously discussed, the Corporation is "liability sensitive" in the near term. This means that


                                                                             10.

in a decreasing rate environment, interest bearing deposits will reprice downward faster than interest-earning assets. The asset/liability ratio changes daily as a result of the change in the mix of the Corporation's assets and liabilities as well as a result of external forces such as the current fiscal, monetary, regulatory, and economic environment.

The earnings impact of any repricing imbalance is managed in the short term using federal funds purchases and sales transactions. Over the longer term, the Corporation will adjust the level of its fixed rate securities and loan portfolios.

Interest rate sensitivity may have a direct effect on the Corporation's income. When asset and liability maturities and repricing characteristics are mismatched, movements in interest rates can have a dramatic impact on income levels. Table 3 estimates the Corporation's sensitivity to fluctuations in interest rates at December 31, 1995.

                                       TABLE 3
                   Maturity or Repricing of Assets and Liabilities


                                      -----------------MATURING/REPRICING ($000)------------
                                      Less Than     Three    Six Months   One Year      Over
                                        Three      to Six      to One      to Five      Five
                                        Months     Months       Year        Years       Years       Total
                                        ------     ------       ----        -----       -----       -----
Interest-bearing assets
    Securities                      $   3,861   $   1,098    $  2,889    $  6,626   $   2,915   $  17,389
    Federal funds sold                 19,900           -           -           -           -      19,900
    Loans                               5,679       1,428       3,748      14,325       1,554      26,734
                                     --------    --------     -------     -------    --------    --------
Total interest-earning assets          29,440       2,526       6,637      20,951       4,469      64,023

Interest-bearing liabilities
    Savings/NOW deposits               17,693           -           -           -           -      17,693
    Money market deposits              14,622           -           -           -           -      14,622
    Time deposits                       6,817       6,008       2,418       1,200           -      16,443
                                     --------    --------     -------     -------    --------    --------
Total interest-bearing
  liabilities                          39,132       6,008       2,418       1,200           -      48,758
                                     --------    --------     -------     -------    --------    --------

Interest sensitivity gap            $  (9,692)   $ (3,482)   $  4,219    $ 19,751   $   4,469   $  15,265
                                     --------    --------     -------     -------    --------    --------
                                     --------    --------     -------     -------    --------    --------
Cumulative interest
  sensitivity gap                   $  (9,692)  $ (13,174)   $ (8,955)   $ 10,796   $  15,265   $  15,265
Cumulative ratio of
  interest-earning assets
  to interest-bearing liabilities         .75         .71         .81        1.22        1.31        1.31



ALLOWANCE/PROVISION FOR LOAN LOSSES

On a quarterly basis, management and the Board of Directors determine the amount of the provision for loan losses based on their judgment as to the adequacy of the allowance for loan losses. In making this judgment, various factors including, but not limited to, the following are reviewed: the balance of the allowance account; the size, composition and quality of the loan portfolio; levels of non-performing loans; allocations of the allowance account, if any; and prevailing economic conditions.


                                                                             11.

During 1995, management incorporated a review of impaired loans into their quarterly analysis in accordance with SFAS Nos. 114 and 118. Management has excluded smaller balance, homogeneous loans from this calculation. The smaller balance, homogeneous loans have been defined by management to be residential mortgage loans, including cooperative loans, and consumer loans. The factors that influence management's judgment in determining when a loan is impaired include, but are not limited to, the following: delinquency, nonaccrual, poor cash flow, and bankruptcy. As noted above, nonaccrual status is a factor that would prompt a review for impairment, however, management may determine that the nonaccrual loan is not impaired. Regulatory agencies often require a loan to be placed on nonaccrual status after 90 days of delinquency, however, delinquency does not mean that the Bank will not receive all principal and interest payments as agreed to by the borrower.

The provision for loan losses totaled $0, $2,000, and $39,000 in 1995, 1994 and 1993, respectively. The Corporation's allowance for loan losses was relatively unchanged at $354,000 at December 31, 1995 as compared to $350,000 at December 31, 1994. The allowance represents 1.3% and 1.2% of outstanding loans at December 31, 1995 and December 31, 1994, respectively. The quality of the Corporation's loan portfolio and the adequacy of the allowance for loan losses can be exhibited in several ways. First, the level of non-performing loans as a percent of total loans has remained relatively low, equaling 0.71% and 0.39% as of December 31, 1995 and 1994, respectively. Second, the majority of loans in the portfolio are secured by real estate and generally have loan to value ratios less than or equal to 80%. Finally, the Corporation has had low charge-off experience with net charges totaling $(4,000) and $32,000 for 1995 and 1994, respectively. Management is not aware of any factors relating to the allowance for loan losses that are expected to materially impact the operating results of the Corporation in 1996.

CAPITAL RESOURCES

Bank regulatory agencies have adopted capital standards by which all banks and bank holding companies will be evaluated. Under the risk-based method of measurement, the resulting ratio is dependent upon not only the level of capital and assets, but the composition of assets and capital and the amount of off-balance-sheet commitments. Since the Corporation has consolidated assets of less than $150 million, regulatory minimum capital tests are applied primarily to the subsidiary Bank. In accordance with the guidelines of the Federal Reserve, unrealized net gains and losses, net of deferred taxes, which are recorded as an adjustment to equity capital on the financial statements are not included in the calculation of these ratios.

The Corporation's equity capital was $8,460,000 at December 31, 1995 compared to $7,994,000 at December 31, 1994. The increase of $466,000 was primarily attributable to net income of $713,000 exceeding dividends of $196,000 and treasury stock purchases of $283,000 made during 1995. In addition, the Corporation had a net unrealized loss on securities available-for-sale of $94,000 at December 31, 1995 as compared to an unrealized loss of $329,000 at December 31, 1994.


                                                                             12.

The Bank's equity capital was $6,307,000 at December 31, 1995 compared to $5,932,000 at December 31, 1994. The increase was attributable to net income of $706,000 for the year, offset by dividends of $344,000 and a change in the unrealized loss on securities available-for-sale of $13,000. The Bank's regulatory capital position was as follows:

                                    Regulatory
                                    Requirement    12/31/95    12/31/94
                                    -----------    --------    --------
Risk-based total capital                 8.0%       22.34%      22.24%
Risk-based tier 1 capital                4.0        21.15       21.00
Tier 1 leverage capital              4.0-5.0         9.10        8.71

Commitments for capital expenditures are an important factor in evaluating capital adequacy. Additional capital expenditures are anticipated in association with the future of the Corporation's main banking facility in Chicago. The Bank has committed to advance approximately $2,800,000 for the purchase of a building to house its main office. This transaction is to occur in January 4, 1996. In addition, management estimates that an additional $1,500,000 will be advanced for remodeling and refurbishing.

DIVIDEND RESTRICTIONS OF THE BANK

In the normal course of business, the Bank is subject to certain regulatory requirements that result in certain dividend restrictions. As of December 31, 1995, approximately $2,992,000 was available for distribution by the Bank to the Corporation as dividends without prior regulatory approval. As a practical matter, dividend payments are restricted to lesser amounts due to management's desire to maintain subsidiary capital at a level higher than otherwise required by regulation.

EFFECTS OF INFLATION

Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles. Changes in the relative value of money due to inflation or recession are generally not considered.

In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. The Corporation seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.


                                                                          13.

EFFECT OF NEW ACCOUNTING STANDARDS

In May 1995, the FASB released Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights". SFAS 122 requires mortgage banking enterprises to recognize the rights to service mortgage loans for others as a separate asset, regardless of the manner in which such rights are acquired. SFAS 122 applies to fiscal years beginning after December 15, 1995. The impact of adopting SFAS 122 is not expected to be material to the Corporation's financial position or results of operations.

Effective January 1, 1996, the Corporation will adopt Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation". This statement encourages companies to use a fair value method to account for stock based compensation plans. If such a method is not used, companies must disclose the proforma effect on net income and earnings per share had this method been adopted. Management does not believe that this statement will have a material effect on the Corporation as the Corporation currently does not have any such stock based compensation plans.

                                                                             14.

                            REPORT OF INDEPENDENT AUDITORS

The Board of Directors
 and Stockholders
Security Chicago Corp.


We have audited the accompanying consolidated balance sheets of Security Chicago Corp. and Subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Security Chicago Corp. and Subsidiary for the year ended December 31, 1993 were audited by other auditors whose report dated February 18, 1994 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Chicago Corp. and Subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments and its method of computing income tax expense in 1993.


                                         /s/ Crowe, Chizek and Company LLP
                                         ---------------------------------
                                         Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 19, 1996

                                                                             15.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS
                              December 31, 1995 and 1994
- --------------------------------------------------------------------------------



                                                                                  1995                1994
                                                                                  ----                ----
ASSETS
Cash and due from banks                                                      $  3,922,915        $  4,105,676
Federal funds sold                                                             19,900,000           7,150,000
                                                                              ------------        ------------
    Total cash and cash equivalents                                            23,822,915          11,255,676

Securities available-for-sale                                                   2,836,304           5,513,130
Securities held-to-maturity (fair value of $14,550,676
 in 1995 and $21,380,046 in 1994)                                              14,552,683          22,074,677
Loans                                                                          26,577,049          29,295,613
Less allowance for loan losses                                                   (354,176)           (349,794)
                                                                              ------------        ------------
    Loans, net                                                                 26,222,873          28,945,819
Equipment and leasehold improvements, net                                         133,105             210,893
Due from broker for matured securities                                          4,085,000                   -
Accrued interest receivable and other assets                                      534,514             429,416
                                                                              ------------        ------------
                                                                             $ 72,187,394        $ 68,429,611
                                                                              ------------        ------------
                                                                              ------------        ------------

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Deposits
    Noninterest-bearing                                                      $ 13,828,634        $ 14,444,795
    Interest-bearing                                                           48,758,568          43,983,801
                                                                              ------------        ------------
                                                                               62,587,202          58,428,596

Note payable                                                                            -             880,000
Accrued interest payable and other liabilities                                  1,140,083           1,126,797
                                                                              ------------        ------------
    Total liabilities                                                          63,727,285          60,435,393

Commitments and contingencies

Stockholders' equity
    Common stock, $5 par value, 1,000,000 shares
     authorized, 240,000 shares issued                                          1,200,000           1,200,000
    Additional paid-in capital                                                  1,200,000           1,200,000
    Retained earnings                                                           6,842,316           6,328,186
    Net unrealized loss on securities available-for-sale,
     net of tax benefit of $50,618 in 1995 and
     $176,898 in 1994                                                             (94,005)           (328,528)
    Less treasury stock, at cost, 31,286 shares in 1995
     and 23,603 shares in 1994                                                   (688,202)           (405,440)
                                                                              ------------        ------------
          Total stockholders' equity                                            8,460,109           7,994,218
                                                                              ------------        ------------

                                                                             $ 72,187,394        $ 68,429,611
                                                                              ------------        ------------
                                                                              ------------        ------------

- --------------------------------------------------------------------------------
             See accompanying notes to consolidated financial statements
                                                                             16.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 1995, 1994 and 1993
- --------------------------------------------------------------------------------

                                                                                               1995           1994           1993
                                                                                               ----           ----           ----
Interest and dividend income
    Loans, including fee income                                                         $ 2,530,970    $ 2,409,786    $ 2,877,288
    Securities
      Taxable                                                                             1,106,101      1,030,254        933,752
      Tax-exempt                                                                             86,125        117,150        162,431
    Federal funds sold                                                                      481,431        276,822        230,193
    Dividends                                                                               102,898         58,402              -
                                                                                         -----------    -----------    -----------
                                                                                          4,307,525      3,892,414      4,203,664

Interest expense
    Deposits                                                                              1,597,972      1,397,174      1,560,456
    Note payable                                                                             54,121         50,186         42,583
                                                                                         -----------    -----------    -----------
                                                                                          1,652,093      1,447,360      1,603,039
                                                                                         -----------    -----------    -----------

NET INTEREST INCOME                                                                       2,655,432      2,445,054      2,600,625

Provision for loan losses                                                                         -          2,000         39,000
                                                                                         -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                       2,655,432      2,443,054      2,561,625

Other income
    Service charges                                                                         711,502        662,230        618,040
    Net securities gains (losses)                                                           (22,166)             -        130,778
    Gain on exchange of common stock                                                              -      1,509,907              -
    Equity income in unconsolidated non-affiliate                                                 -        126,988        275,850
    Mortgage servicing and application fees                                                       -          3,337         45,886
    Other income                                                                            150,608        210,647        167,863
                                                                                         -----------    -----------    -----------
                                                                                            839,944      2,513,109      1,238,417

Other expenses
    Salaries and employee benefits                                                        1,135,782      1,186,429      1,306,870
    Occupancy expenses                                                                      473,063        461,422        450,856
    Furniture and equipment expenses                                                        112,469        108,259        121,701
    Advertising and public relations                                                         38,591         26,809        110,139
    Stationery and postage                                                                  111,215        105,085        116,904
    Computer service fees                                                                   209,293        208,126        176,131
    Professional fees                                                                       145,127        222,574        293,370
    FDIC assessment                                                                          73,906        145,483        145,002
    Other expenses                                                                          219,021        271,733        311,473
                                                                                         -----------    -----------    -----------

                                                                                          2,518,467      2,735,920      3,032,446
                                                                                         -----------    -----------    -----------


- --------------------------------------------------------------------------------
                                     (Continued)
                                                                             17.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 1995, 1994 and 1993
- --------------------------------------------------------------------------------

                                                                                            1995           1994           1993
                                                                                            ----           ----           ----
INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                             $   976,909    $ 2,220,243    $   767,596

Provision for income taxes                                                                  264,324        780,489        184,183
                                                                                         -----------    -----------    -----------

Income before cumulative effect of a change
 in accounting principle                                                                    712,585      1,439,754        583,413

Cumulative effect, at January 1 1993,
 of a change in accounting principle                                                              -              -       (187,275)
                                                                                         -----------    -----------    -----------

NET INCOME                                                                              $   712,585    $ 1,439,754    $   396,138
                                                                                         -----------    -----------    -----------
                                                                                         -----------    -----------    -----------

Earnings per share
    Income before cumulative effect of
     a change in accounting principle                                                         $3.41         $6.65$           2.70
    Cumulative effect of a change in
     accounting principle                                                                         -              -           (.87)
                                                                                         -----------    -----------    -----------

    Net income                                                                          $      3.41    $      6.65    $      1.83
                                                                                         -----------    -----------    -----------
                                                                                         -----------    -----------    -----------
    Weighted average number of
     shares outstanding                                                                     209,244        216,397        216,397

- --------------------------------------------------------------------------------
             See accompanying notes to consolidated financial statements
                                                                             18.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 1995, 1994 and 1993

                                                                                             Net
                                                                                         Unrealized
                                                                                         Gain (Loss)
                                                                                      on Securities
                                                              Additional                 Available-                        Total
                                                   Common      Paid-In      Retained      for-Sale,     Treasury    Stockholders'
                                                    Stock      Capital      Earnings     Net of Tax        Stock           Equity
                                                    -----      -------      --------     ----------        -----           ------
Balance at January 1, 1993                       $             1,200,000  $               1,200,000   $                4,860,169
                                                 $                    --  $                (405,440)  $                6,854,729

Net income                                               --           --     396,138             --           --         396,138

Cash dividends declared
 ($.80 per share)                                        --           --    (173,117)            --           --        (173,117)

Implementation of change in accounting
 for securities available-for-sale, net of
 tax effect of $14,906                                   --           --          --         28,933           --          28,933
                                                   ---------   ----------   ---------       --------    ---------       ----------

Balance at December 31, 1993                      1,200,000    1,200,000   5,083,190         28,933     (405,440)      7,106,683

Net income                                               --           --   1,439,754             --           --       1,439,754

Cash dividends declared ($0.90 per share)                --           --    (194,758)            --           --        (194,758)

Change in net unrealized loss on
 available-for-sale securities, net of taxes
 of $191,804                                             --           --          --       (357,461)          --        (357,461)
                                                   ---------   ----------   ---------       --------    ---------       ---------


Balance at December 31, 1994                      1,200,000    1,200,000   6,328,186       (328,528)    (405,440)      7,994,218


Net income                                               --           --     712,585             --           --         712,585

Cash dividends declared ($.95 per share)                 --           --    (198,455)            --           --        (198,455)

Purchase of 7,683 shares of treasury stock               --           --          --             --     (282,762)       (282,762)

Change in net unrealized gain on
 available-for-sale securities, net of taxes
 of $(126,280)                                           --           --          --        234,523           --         234,523
                                                  ----------  -----------  ----------       --------    ---------       ----------


Balance at December 31, 1995                     $1,200,000   $1,200,000  $6,842,316       $(94,005)   $(688,202)     $8,460,109
                                                  ----------  -----------  ----------       --------    ---------      ----------
                                                  ----------  -----------  ----------       --------    ---------      ----------


                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------


                                                1995           1994          1993
                                                ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                $    712,585  $  1,439,754   $    396,138
 Adjustments to reconcile
     net income to net
   cash provided by operating
    activities
    Depreciation and amortization               100,207        98,950        116,176
    Provision for loan losses                         -         2,000         39,000
    Net amortization (accretion)
       of securities                             (4,679)       50,951        110,167
    Securities (gains) losses                    22,166    (1,509,907)      (130,778)
    Undistributed equity income in
      unconsolidated non-affiliate                    -       (95,451)      (225,433)
    Decrease (increase)
        in accrued interest
      receivable and other assets              (190,098)      594,263        122,158
    (Decrease) increase in accrued interest
   payable and other liabilities                 (4,795)      319,769        (28,820)
                                           ------------  ------------   ------------
    Net cash from operating activities          635,386       900,329        398,608

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of securities
   available-for-sale                         2,000,000     6,000,000              -
 Proceeds from sales of
     securities available for-sale            1,015,334             -              -
 Proceeds from sales of
     investment securities                            -             -      1,855,398
 Purchases of securities
     held-to-maturity                        (5,948,005)   (7,584,711)   (14,396,369)
 Proceeds from maturities
     of securities held-
     to-maturity (investment
     securities in 1993)                      9,474,807     2,700,319     11,370,000
 Net decrease in loans                        2,722,946     1,821,250      5,234,149
 Purchases of equipment                         (22,419)      (22,831)      (103,053)
 Purchases of investment
     in unconsolidated
     non-affiliate                                    -       (18,131)             -
   Net cash from investing activities         9,242,663     2,895,896      3,960,125
                                           ------------  ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits          4,158,606    (6,747,453)      (184,481)
 Proceeds from issuance of note payable               -       210,000              -
 Repayment of note payable                     (880,000)      (30,000)             -
 Purchases of treasury stock                   (282,762)            -              -
 Dividends paid                                (306,654)      (86,559)      (173,117)
                                           ------------  ------------   ------------
    Net cash from financing activities        2,689,190    (6,654,012)      (357,598)
                                           ------------  ------------   ------------
Net change in cash and
     cash equivalents                        12,567,239    (2,857,787)     4,001,135

Cash and cash equivalents
     at beginning of year                    11,255,676    14,113,463     10,112,328
                                           ------------  ------------   ------------
CASH AND CASH EQUIVALENTS
     AT END OF YEAR                        $ 23,822,915  $ 11,255,676   $ 14,113,463
                                           ------------  ------------   ------------
                                           ------------  ------------   ------------

- -------------------------------------------------------------------------------

                                     (Continued)


                                                                           20.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------

                                                      1995         1994         1993
                                                      ----         ----         ----
Supplemental disclosure of cash flow information
 Cash paid during the year for
    Interest                                       $1,564,553   $1,513,043     $1,599,821
    Income taxes                                      377,243      235,000        403,771
 Noncash investing activities
    Amounts due from broker for
      maturity of securities                       4,085,000            -               -
    Exchange of common shares in
      unconsolidated non-affiliate for
      AMCORE common shares                                 -     2,508,520              -

    Transfer of investment securities to
      securities available-for-sale                       -             -        7,996,781

    Transfer of investment securities to
      securities held-to-maturity                         -             -       17,244,584


- -------------------------------------------------------------------------------
            See accommpanying notes to consolidated financial statements.


                                                                           21.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements of Security Chicago Corp. (Company) include the accounts of the Company and its wholly-owned subsidiary, First Security Bank of Chicago (Bank). Significant intercompany accounts and transactions have been eliminated.

NATURE OF OPERATIONS: The Company is a one-bank holding company. The Company's primary activity is ownership of the Bank. The Bank is a commercial bank whose primary activities are accepting demand and time deposits and making commercial, mortgage and consumer loans and investing in securities. Both of the Bank's locations are in Chicago.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures related to reported amounts and to contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Future results could differ from those estimates.

SECURITIES: On December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115). In adopting SFAS 115, certain securities have been identified as available-for-sale. Securities available-for-sale may be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs, or other factors. Accordingly, beginning December 31, 1993, securities identified as being available-for-sale are carried at fair value. Net unrealized gains and losses on securities available-for-sale, net of the related tax effect, are included as a separate component of stockholders' equity. Adopting this new accounting standard increased stockholders' equity by $28,933 at December 31, 1993, for the after-tax effect of the adjustment from amortized cost to fair value for securities available-for-sale at that date. Securities identified as being held-to-maturity, which are carried at amortized cost, are those which the Company has the positive intent and ability to hold to maturity. Prior to December 31, 1993, investment securities were carried at amortized cost as management had the positive intent, and the Company had the ability, to hold the securities to maturity.

Interest income from securities is adjusted for amortization of premiums and accretion of discounts, which are recognized on the level yield method. Gains or losses on the sale of available-for-sale securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.


- -------------------------------------------------------------------------------

                                     (Continued)


                                                                           22.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INVESTMENT IN UNCONSOLIDATED NON-AFFILIATE: On August 1, 1994, First State Bancorp of Princeton, Illinois, Inc. (Princeton), which was an unconsolidated non-affiliate 20% owned by the Company, was acquired by AMCORE Financial, Inc. (AMCORE). In the acquisition, the Company received 194,623 shares of AMCORE common stock in exchange for 106,062 shares of Princeton. On the date of the exchange of shares, the Company recorded a gain of $1,509,907 to adjust the carrying value of its Princeton investment to the fair value of the AMCORE shares received. The AMCORE shares are classified as available-for-sale and are carried at fair value. Prior to August 1, 1994, the Company used the equity method of accounting to account for its interest in Princeton. Under this method, the original investment was recorded at cost and adjusted by the Company's share of undistributed earnings or losses of Princeton.

LOANS, INTEREST INCOME AND FEES: Loans are stated at the principal amount outstanding, net of unearned discount, deferred loan fees, and the allowance for loan losses. Interest income on most loans is recognized based upon the principal amount outstanding. Interest on discounted loans is recognized based on methods which approximate the interest method. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. Loan origination fees are deferred and recognized over the life of the loan as a yield adjustment.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is maintained at a level that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. In determining the adequacy of the allowance, management takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgments at the time of their examinations.


- -------------------------------------------------------------------------------
                                     (Continued)


                                                                           23.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Financial Accounting Standards No. 114 (SFAS 114) was adopted on January 1, 1995. Under SFAS 114, as amended by SFAS 118, the carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses. The adoption of SFAS 114 did not have a material impact on the Bank's financial position or results of operations.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment is stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

INCOME TAXES: The Company and the Bank file consolidated federal and state income tax returns. In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109). The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Previously the Company computed deferred taxes for the tax effects of timing differences between financial reporting and tax return income. The cumulative effect of this change was $187,275 and primarily represents the impact of adjusting deferred taxes to reflect current tax rates.

EARNINGS PER SHARE: Earnings per share are calculated based on the daily weighted average number of shares outstanding during the period.

CASH FLOWS: For purposes of the statement of cash flows, cash and cash equivalents have been defined to include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan and deposit transactions.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year presentation.


- -------------------------------------------------------------------------------
                                     (Continued)

                                                                           24.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value for securities at December 31, 1995 and 1994 were as follows:



                                                                                Gross               Gross
                                                           Amortized          Unrealized          Unrealized             Fair
                 1995                                         Cost              Gains               Losses               Value
                 ----                                         ----              -----               ------               -----

Available-for-sale
 Equity securities                                       $  2,980,927             $     -          $ (144,623)       $  2,836,304
                                                         ------------             -------          ----------        -----------
- -

Held-to-maturity
 U.S. Treasury securities                                $  6,024,547             $37,016          $     (938)         $6,060,625
 U.S. government agencies                                   2,499,527               1,098             (35,675)          2,464,950
 States and political subdivisions                          1,693,291               5,585                (979)          1,697,897
 Mortgage-backed securities                                 2,800,481                   -             (16,182)          2,784,299
 Collateralized mortgage obligations                          114,936               2,599                   -             117,535
 Corporate bonds and other                                  1,419,901               5,519                 (50)          1,425,370
                                                         ------------             -------          ----------        ------------

                                                         $ 14,552,683             $51,817          $  (53,824)       $ 14,550,676
                                                         ------------             -------          ----------        ------------
                                                         ------------             -------          ----------        ------------


                                                                                Gross               Gross
                                                           Amortized          Unrealized          Unrealized             Fair
                 1994                                        Cost               Gains               Losses               Value
                 ----                                        ----               -----               ------               -----
Available-for-sale
 U.S. Treasury securities                                $  2,000,129             $     -          $  (18,869)       $  1,981,260
 Equity securities                                          4,018,427                   -            (486,557)          3,531,870
                                                         ------------             -------          ----------        ------------

                                                         $  6,018,556             $     -          $ (505,426)       $  5,513,130
                                                         ------------             -------          ----------        ------------
                                                         ------------             -------          ----------        ------------
Held-to-maturity
 U.S. Treasury securities                                $ 12,053,116             $     -          $ (241,238)       $ 11,811,878
 U.S. government agencies                                   2,499,277                  98             (95,625)          2,403,750
 States and political subdivisions                          2,182,233               3,446             (36,491)          2,149,188
 Mortgage-backed securities                                 3,168,064                   -            (260,979)          2,907,085
 Collateralized mortgage obligations                          156,843                  69                   -             156,912
 Corporate bonds and other                                  2,015,144                   -             (63,911)          1,951,233
                                                         ------------             -------          ----------        ------------

                                                         $ 22,074,677             $ 3,613          $ (698,244)       $ 21,380,046
                                                         ------------             -------          ----------        ------------
                                                         ------------             -------          ----------        ------------


- -------------------------------------------------------------------------------

                                      (Contiued)


                                                                           25.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

Mortgage-backed securities are comprised of investments in pools of residential mortgages. The mortgage pools are issued and guaranteed by the Government National Mortgage Association (GNMA). The Company holds $1,999,000 of U.S. government agency bonds which are structured notes issued by the Federal Home Loan Bank (FHLB) and the Student Loan Marketing Association (SLMA).

The carrying amount and fair value of securities at December 31, 1995, by contractual maturities, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            Amortized                 Fair
                                               Cost                   Value
                                               ----                   -----
Available-for-sale
  Equity securities                       $  2,980,927            $  2,836,304
                                          ------------            ------------

Held-to-maturity
  Due in one year or less                 $  5,011,701            $  5,038,430
  Due after one year through five years      6,625,565               6,610,412
  Mortgage-backed securities                 2,800,481               2,784,299
  Collateralized mortgage obligations          114,936                 117,535
                                          ------------            ------------

                                           $14,552,683             $14,550,676
                                          ------------            ------------
                                          ------------            ------------

Information regarding sales of securities during 1995, 1994 and 1993 is as follows.


                            1995               1994            1993
                            ----               ----            -----
Proceeds from sales      $1,015,334           $      -       $1,855,398
Gross gains                       -                  -          130,778
Gross losses                 22,166                  -                -




As of December 31, 1995, the Company's equity securities consisted of AMCORE common stock. The Company had no other significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issue except for U.S. Treasury securities and obligations of U.S. government agencies and corporations as of December 31, 1995. In addition, the Company holds no securities issued by municipalities of any state which in the aggregate exceed 10% of stockholders' equity at December 31, 1995.

Investment securities with an aggregate carrying amount of approximately $6,025,000 and $3,000,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits, fiduciary activities, and for other purposes required or permitted by law.


- -------------------------------------------------------------------------------

                                     (Continued)


                                                                           26.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT IN UNCONSOLIDATED NON-AFFILIATE

Prior to August 1, 1994, the Company accounted for its ownership interest in Princeton using the equity method of accounting. The following is selected consolidated information of Princeton. The balance sheet information is as of July 31, 1994.

                                                   1994
                                                   ----
    Balance sheet information:
    Assets                                  $   158,128,000
    Liabilities                                 145,975,000
    Stockholders' equity                         12,153,000


The income statement information is for the period from January 1, 1994 through August 1, 1994 and for the year ended December 31, 1993, respectively.


                                          1994               1993
                                          ----               ----
    Income statement information:
    Interest income                 $   5,780,000       $  10,555,000
    Net interest income                 3,018,000           5,310,000
    Net income                            631,000           1,372,000


NOTE 4 - LOANS

A summary of loans by major category is as follows:


                                         1995                1994
                                         ----                ----
    Commercial and industrial       $   5,242,239       $   5,939,206
    Cooperative real estate loans       9,387,008          10,587,709
    Real estate mortgages              11,223,126          12,014,415
    Real estate construction loans        172,288             165,838
    Installment loans                     653,056             656,486
    Net investment in direct
    financing leases                       56,405             145,133
                                    -------------       -------------
                                       26,734,122          29,508,787
    Less unearned discount and
    deferred loan fees                   (157,073)           (213,174)
                                    -------------       -------------

                                    $  26,577,049       $  29,295,613
                                    -------------       -------------
                                    -------------       -------------


- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             27.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

Income on direct financing leases of $11,031 for 1995, $19,955 for 1994, and $44,777 for 1993 is included in interest and fees on loans.

Nonaccrual loans at December 31, 1995 and 1994 totaled approximately $39,000 and $42,000, respectively. Interest income on these loans is recorded only when received and was not significant for any year shown.

Changes in the allowance for loan losses were as follows:


                                        1995           1994           1993
                                        ----           ----           ----
   Balance at beginning of year      $  349,794     $  379,063     $  384,339
   Provision charged to operations            -          2,000         39,000
   Loans charged off                     (2,464)       (31,669)       (56,506)
   Recoveries                             6,846            400         12,230
                                     ----------     ----------     ----------

                                     $  354,176     $  349,794     $  379,063
                                     ----------     ----------     ----------
                                     ----------     ----------     ----------


There were no impaired loans during the year ended December 31, 1995.

NOTE 5 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Major categories of equipment and leasehold improvements are summarized as follows:


                                          1995                1994
                                          ----                ----

    Furniture and equipment            $  442,955          $  464,711
    Leasehold improvements                449,207             449,207
                                       ----------          ----------
    Total cost                            892,162             913,918
    Less accumulated depreciation
    and amortization                     (759,057)           (703,025)
                                       ----------          ----------

                                       $  133,105          $  210,893
                                       ----------          ----------
                                       ----------          ----------


Depreciation and amortization expense amounted to $100,207, $98,950 and $116,176 in 1995, 1994 and 1993, respectively.

On May 25, 1995, the Bank entered into a contract to purchase a building to house its main office at 190 E. Delaware, Chicago. The Bank is committed to advance approximately $2,800,000 for the purchase of the land and building and management anticipates advancing an additional $1,500,000 for the remodeling and refurbishing of the building. Management intends to fund the purchase and remodeling with cash and cash equivalents. The $2,800,000 land and building purchase occurred on January 4, 1996.

- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             28.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 6 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits are comprised of the following:


                                                            1995                1994
                                                            ----                ----
    NOW accounts                                         $  9,972,607        $  8,029,042
    NOW accounts - state and political subdivisions         2,342,547           2,000,181
    Money market accounts                                  14,622,071          14,895,512
    Savings accounts                                        5,378,101           7,844,165
    Certificates of deposit of $100,000 or more             9,700,323           5,333,466
    Other certificates of deposit                           5,779,809           5,881,435
    State and political subdivisions                          963,110                   -
                                                         ------------        ------------

                                                         $ 48,758,568        $ 43,983,801
                                                         ------------        ------------
                                                         ------------        ------------


Interest expense on the above deposits was comprised of the following:

                                                        1995                1994                1993
                                                        ----                ----                ----
    NOW accounts                                    $    123,200        $    241,188        $    229,632
    NOW accounts - state and political
      subdivisions                                        80,372                   -                   -
    Money market accounts                                417,002             414,892             439,825
    Savings accounts                                     169,619             248,701             292,817
    Certificates of deposit of $100,000 or more          407,427             192,699             233,833
    Other certificates of deposit                        334,863             244,541             287,603
    State and political subdivisions                      65,489              55,153              76,746
                                                    ------------        ------------        ------------
                                                    $  1,597,972        $  1,397,174        $  1,560,456
                                                    ------------        ------------        ------------
                                                    ------------        ------------        ------------


NOTE 7 - BENEFIT PLANS

The Bank maintains a qualified, contributory profit sharing and savings plan. The plan covers all eligible employees who elect to participate. Contributions to the plan are based on a formula and are contingent upon the attainment of certain levels of performance, as defined in the plan. Contributions to the plan charged to operations in 1995, 1994 and 1993 amounted to $17,000, $12,000 and $7,301, respectively.

The Bank also maintains a nonqualified incentive compensation program covering key employees of the Bank. Incentive compensation awards are based upon individual and Bank performance standards. The amounts charged to operations totaled $41,000, $18,000 and $3,000 in 1995, 1994 and 1993, respectively.

- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             29.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES

The components of the provision for income taxes are as follows:


                                           1995           1994           1993
                                           ----           ----           ----
  Current
     Federal                            $  404,019     $  155,682     $  212,665
     State                                  56,026        (19,063)         7,344
  Deferred                                (195,721)       643,870        (35,826)
                                        ----------     ----------     ----------
     Total provision for income taxes   $  264,324     $  780,489     $  184,183
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------


In addition to the preceding taxes on operations, $(126,280) and $191,804 of deferred tax asset (liability) was recorded for the net unrealized (gains) losses on securities available-for-sale in 1995 and 1994, respectively.

As discussed in Note 1, the Company adopted SFAS 109 in 1993. Deferred tax accounts at December 31, 1995 and 1994 are included in accrued interest payable and other liabilities.


                                                                  1995            1994
                                                                  ----            ----
  Gross deferred tax liabilities
     Difference between book basis and tax basis
       for AMCORE stock                                         $ (814,334)    $   (1,098,547)
     Depreciation                                                   (3,737)                 -
     Bond discount accretion                                        (5,516)            (1,978)
     Other liabilities                                             (11,876)                 -
                                                                ----------      -------------
        Gross deferred tax liabilities                            (835,463)        (1,100,525)

  Gross deferred tax assets
     Capital loss carryforward                                           -             22,356
     Allowance for loan losses                                      65,340             65,340
     Deferred loan fees                                             60,665             82,291
     Net unrealized loss on securities available-for-sale           50,618            176,898
     Deferred compensation                                          47,989             42,524
     Other assets                                                        -             26,150
     Depreciation                                                        -              4,674
                                                                ----------      -------------
        Gross deferred tax assets                                  224,612            420,233
                                                                ----------      -------------

  Net deferred tax liability                                      (610,851)          (680,292)
  Valuation allowance for deferred tax assets                            -                  -
                                                                ----------      -------------

     Net deferred tax liability                                 $ (610,851)    $     (680,292)
                                                                ----------      -------------
                                                                ----------      -------------


- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             30.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (Continued)

A reconciliation of the federal statutory rate to the effective tax rate for 1995, 1994 and 1993 follows:

                                                 1995      1994      1993
                                                 ----      ----      ----
  Expected federal income tax expense            34.0%     34.0%     34.0%
  Increase (decrease) in tax resulting from
     Tax-exempt interest income - net of
       nondeductible expenses                    (7.8)     (4.8)     (6.8)
     State taxes, net of deferred benefit         3.8        .1       0.3
     Other, net                                  (2.9)      5.9      (3.5)
                                                 ----      ----      ----
        Effective tax rate                       27.1%     35.2%     24.0%
                                                 ----      ----      ----
                                                 ----      ----      ----


NOTE 9 - NOTE PAYABLE

At December 31, 1994, the Company had $880,000 outstanding on a note payable to LaSalle National Bank; dated December 1, 1994; maturing December 1, 1995; at prime rate of interest; secured by all stock of the Bank. The balance of the note was paid off in 1995.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Because of the nature of its activities, the Company and its subsidiary are subject to pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based upon consultation with legal counsel, the disposition of all outstanding legal actions will not have a material effect on the financial position of the Company.

The Bank leases its main facility and its branch location and additional office space under noncancelable operating leases which expire in December 1996 and April 1997, respectively, and which require minimum annual rentals. The Bank is responsible for real estate taxes and its portion of common area expenses. In addition, during 1993 the Bank entered into a five year electronic data processing (EDP) contract which expires in 1998. This EDP agreement requires minimum monthly payments which may increase depending upon the volume of transactions processed.

Future minimum rental payments and commitments required under the operating leases and the EDP contract, exclusive of the Bank's allocation for real estate taxes and common area expenses, as of December 31, 1995 were as follows:

              1996                          $  275,125
              1997                              80,567
              1998                              16,560
                                            ----------

                                            $  372,252
                                            ----------
                                            ----------

- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             31.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND CONTINGENCIES  (Continued)

The total rental expense, including the Bank's allocation for real estate taxes and common area expenses, was $409,342, $404,328 and $376,524 in 1995, 1994, and
1993, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. Loan commitments and guarantees written have off-balance-sheet risk because only origination fees and accruals for probable losses are recognized in the statement of financial position until the commitments are fulfilled or the guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet investments. At December 31, 1995 and 1994, the contract amount of such commitments and conditional obligations were as follows:

                                            1995             1994
                                            ----             ----
    Commitments to originate loans     $           -     $          -
    Standby letters of credit                 10,000          480,000
    Unused lines of credit                 3,673,000        2,539,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company grants various types of loans to customers principally within the Chicago Metropolitan area. The majority of loans are secured by collateral including commercial and residential real estate as well as other consumer assets. Although the Company conducts business activities with customers in a wide variety of industries, a substantial portion of the Company's loan portfolio is dependent upon the residential real estate sector.

- --------------------------------------------------------------------------------

                                      (Continued)


                                                                             32.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 11 - PREFERRED STOCK

During 1986, the Board of Directors authorized 1,000,000 shares of preferred stock. However, appropriate filings with state and regulatory agencies have not been made, nor have the pertinent rights and privileges of this preferred stock been established. At December 31, 1995 and 1994, no preferred stock had been issued.


NOTE 12 - RELATED-PARTY TRANSACTIONS

A summary of loans made by the Bank in the ordinary course of business to or for the benefit of directors, executive officers, or principal holders of equity securities is as follows for the year ended December 31, 1995:



  Balance at beginning of year                         $ 656,276
  New loans                                                    -
  Repayments                                            (102,722)
                                                       ---------

  Balance at end of year                               $ 553,554
                                                       ---------
                                                       ---------



NOTE 13 - CAPITAL MATTERS

Banks and bank holding companies are required to comply with regulatory risk-based capital guidelines. Since the Company has consolidated assets of less than $150 million, regulatory minimum capital tests are applied primarily to the subsidiary Bank. The regulatory minimum ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier I Capital. Under these guidelines, Tier I Capital consists of common and qualifying preferred stockholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill. Tier II Capital consists of, in addition to Tier I Capital, mandatory convertible debt, preferred stock not qualifying as Tier I Capital, subordinated and other qualifying term debt and the allowance for loan losses with certain limitations. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on- and off-balance-sheet exposures.

In addition to the risk-based capital requirement, regulators have adopted a minimum leverage ratio (Tier I Capital to total assets) of 3% provided that all but the strongest companies are expected to maintain a ratio of 1% to 2% above the stated minimum. The leverage ratio is defined as the ratio of Tier I Capital to average total assets. The effect of the unrealized net gains (losses) on available-for-sale securities is excluded from these calculations.

                                     (Continued)
                                                                          33.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 13 - CAPITAL MATTERS  (Continued)

The Bank met all regulatory capital requirements at December 31, 1995. The following table presents the Bank's approximate regulatory capital ratios as of December 31, 1995:

                                                 Ratio        Amount
                                                 -----        ------

    Leverage capital                             9.10%     $ 6,307,000
    Risk-based capital - Tier I                  21.15       6,307,000
    Risk-based capital - Tier II                 22.34       6,661,000

Dividends from the Bank are the Company's primary source of funds. State bank regulations and capital guidelines limit the amount of dividends that may be paid by the Bank without prior regulatory approval. At December 31, 1995, approximately $2,992,000 was available for the payment of dividends by the Bank to the Company.


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS: For these instruments, the carrying value is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD: For these instruments, the carrying value is a reasonable estimate of fair value.

SECURITIES: Fair value for these instruments equals quoted market prices or dealer quotes.

LOANS: The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DUE FROM BROKER FOR MATURED SECURITIES: The carrying value of this receivable is a reasonable estimate of fair value.

DEPOSITS: The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows using the current rates for deposits of similar remaining maturities.

                                     (Continued)

                                                                           34.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

ACCRUED INTEREST RECEIVABLE AND PAYABLE: The carrying value of these instruments is a reasonable estimate of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The fee that would be charged to enter similar commitments today is the fair value. All commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis. The fair value of these instruments is not material.

Other assets and liabilities of the Company not defined as financial instruments, such as property and equipment, are not included in the above disclosures.

There is no ready market for a significant portion of the Company's financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated fair values. The estimated fair values at December 31, 1995 should not necessarily be considered to apply at subsequent dates.

The following table shows the carrying value and estimated fair value of the Company's financial instruments at December 31, 1995:


                                                             Estimated
                                                 Carrying      Fair
                                                  Value       Value
                                                  -----       -----
Financial Assets
- ----------------
Cash and cash equivalents                   $  23,822,915  $  23,822,915
Securities available-for-sale                        2,836,304      2,836,304
Securities held-to-maturity                    14,552,683     14,550,676
Loans                                          26,577,049     26,607,693
Allowance for loan losses                        (354,176)      (354,176)
Due from broker for matured securities          4,085,000      4,085,000
Accrued interest receivable                       324,474        324,474

Financial Liabilities
- ---------------------
Deposits                                      (62,587,202)   (62,601,176)
Accrued interest payable                              (131,100)      (131,100)

                                     (Continued)

                                                                          35.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 15 - SECURITY CHICAGO CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                               CONDENSED BALANCE SHEETS
                              December 31, 1995 and 1994


                                                          1995         1994
                                                          ----         ----
  ASSETS
  Noninterest-bearing deposit with bank subsidiary    $    40,509  $    241,902
  Investment in subsidiary bank                        6,306,966     5,932,241
  Securities available-for-sale                        2,836,304     3,531,870
  Dividend receivable from bank subsidiary                     -       108,199
                                                     -----------   -----------

                                                     $ 9,183,779   $ 9,814,212
                                                     -----------   -----------
                                                     -----------   -----------
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Note payable                                       $         -   $   880,000
  Deferred taxes payable and other liabilities           723,670       939,994
                                                     -----------   -----------
                                                         723,670     1,819,994

  Stockholders' equity                                 8,460,109     7,994,218
                                                     -----------   -----------

                                                     $ 9,183,779   $ 9,814,212
                                                     -----------   -----------
                                                     -----------   -----------

                                     (Continued)
                                                                          36.

                                SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 15 - SECURITY CHICAGO CORP. (PARENT COMPANY ONLY) FINANCIAL
 INFORMATION (Continued)

                            CONDENSED STATEMENTS OF INCOME
                 For the years ended December 31, 1995, 1994 and 1993


                                                                        1995           1994           1993
                                                                        ----           ----           ----
  Income
     Cash dividends declared by bank subsidiary                      $ 344,000      $ 281,000      $ 215,000
     Cash dividends from unconsolidated
     non-affiliate                                                           -         31,537         62,512
     Cash dividends on securities available-for-sale                   102,898         58,402              -
     Interest on certificate of deposit                                  2,149              -              -
     Loss on sale of securities available-for-sale                     (22,166)             -              -
     Gain on exchange of common stock                                        -       1,509,907             -
                                                                     ---------      ----------     ---------
                                                                       426,881       1,880,846       277,512
                                                                     ---------      ----------     ---------
                                                                     ---------      ----------     ---------

  Expenses
     Interest on note payable                                           54,121          50,186        42,583
     Other expenses                                                     56,311          58,573        60,177
                                                                     ---------      ----------     ---------
        Total expenses                                                 110,432         108,759       102,760
                                                                     ---------      ----------     ---------

  Income before income taxes                                           316,449       1,772,087       174,752
  Income tax expense (benefit)                                         (33,676)        569,536       (31,000)
                                                                     ---------      ----------     ---------

  Income before equity in undistributed
    net income of bank subsidiary and
    unconsolidated non-affiliate                                       350,125       1,202,551       205,752

  Equity in undistributed net income of
    bank subsidiary                                                    362,460         174,205       114,309

  Equity in undistributed income of
    unconsolidated non-affiliate, net of taxes of
    $32,453 and $64,183, respectively                                        -          62,998       149,155

  Income before cumulative effect of change in
    accounting  principle                                              712,585       1,439,754       469,216

  Cumulative effect at January 1, 1993 of a
    change in accounting for income taxes                                    -               -       (73,078)
                                                                     ---------      ----------     ---------

     NET INCOME                                                      $ 712,585      $1,439,754     $ 396,138
                                                                     ---------      ----------     ---------
                                                                     ---------      ----------     ---------


                                                     (Continued)
                                                                             37.

                                 SECURITY CHICAGO CORP.
                                    AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995, 1994


NOTE 15 - SECURITY CHICAGO CORP. (PARENT COMPANY ONLY) FINANCIAL
          INFORMATION  (Continued)

                         CONDENSED STATEMENTS OF CASH FLOWS
               For the years ended December 31, 1995, 1994 and 1993


                                                                          1995                1994                1993
                                                                          ----                ----                ----
  CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                      $    712,585        $  1,439,754        $  1,396,138
     Adjustments to reconcile net income to net
       cash provided by operating activities
        Equity in undistributed net income
          of bank subsidiary                                             (362,460)           (174,205)           (114,309)
        Equity income in unconsolidated
          non-affiliate                                                         -             (95,451)           (213,338)
        Loss on sale of available-for-sale securities                      22,166                   -                   -
        Gain on exchange of common shares                                       -          (1,509,907)                  -
        Increase (decrease) in other assets and
          other liabilities                                              (119,602)            494,116             106,720
                                                                     ------------        ------------        ------------
            Net cash from operating
             activities                                                   252,689             154,307             175,211

  CASH FLOWS USED IN INVESTING ACTIVITIES
     Proceeds from sale of available-for-sale
       securities                                                       1,015,334                  -                    -
     Increase in investment in unconsolidated
       non-affiliate                                                            -             (18,131)                  -
                                                                     ------------        ------------        ------------
        Net cash from investing activities                              1,015,334             (18,131)                  -

  CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of note payable                                     -             210,000                   -
     Repayment of note payable                                           (880,000)            (30,000)                  -
     Purchase of treasury stock                                          (282,762)                  -                   -
     Dividends paid                                                      (306,654)            (86,559)           (173,117)
                                                                     ------------        ------------        ------------
        Net cash from financing activities                             (1,469,416)             93,441            (173,117)

  Net change in cash                                                     (201,393)            229,617               2,094

  Cash at beginning of year                                               241,902              12,285              10,191
                                                                     ------------        ------------        ------------

  CASH AT END OF YEAR                                                $     40,509        $    241,902        $     12,285
                                                                     ------------        ------------        ------------
                                                                     ------------        ------------        ------------

  Noncash investing activities
     Exchange of common shares in unconsolidated
       non-affiliate for AMCORE common shares                        $          -        $   2,508,520       $          -




                                                                             38.